As filed with the Securities and Exchange Commission on November 21, 2001
                                               Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ______________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ______________

                         WELLSFORD REAL PROPERTIES, INC.
      (Exact Name of Registrant as Specified in its Governing Instruments)

            MARYLAND                                          13-3926898
(state or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                            Identification No.)

                         535 Madison Avenue, 26th Floor
                            New York, New York 10022
                                 (212) 838-3400
          (Address and Telephone Number of Principal Executive Offices)

                                ________________

                           Edward Lowenthal, President
                         Wellsford Real Properties, Inc.
                         535 Madison Avenue, 26th Floor
                            New York, New York 10022
                                 (212) 838-3400
            (Name, Address and Telephone Number of Agent for Service)

                                ________________

                                    Copy to:

                              Alan S. Pearce, Esq.
                            Robinson Silverman Pearce
                              Aronsohn & Berman LLP
                           1290 Avenue of the Americas
                            New York, New York 10104
                                 (212) 541-2000


      Approximate date of commencement of the proposed sale to the public:
From time to time after this Registration Statement has been declared effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
===================================== ================= ======================
                                                          Proposed Maximum
         Title of Class of                 Amount          Offering Price
    Securities to be Registered       to be Registered      Per Share (1)
----------------------------------    ----------------- ----------------------
Common Stock, $.02 par value          1,402,152 shares        $18.40
==================================    ================= ======================

======================= =======================
       Proposed
  Maximum Aggregate           Amount of
  Offering Price(1)        Registration Fee
----------------------- -----------------------
     $25,800,000                $6,450
======================= =======================


(1) Estimated solely for purposes of calculating the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the reported last high and low sales prices on the American Stock Exchange on November 20, 2001.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION

PROSPECTUS

                                   1,402,152 Shares
                         WELLSFORD REAL PROPERTIES, INC.
                                  Common Stock

     The selling stockholders identified in this prospectus are offering up to 1,402,152 shares of our common stock originally issued in June 1997 in connection with our private placement. Our common stock is traded on the American Stock Exchange under the symbol "WRP." The last reported sale price for our common stock on the American Stock Exchange on November 20, 2001 was $18.50 per share.

     We will not receive any of the proceeds from the sale of shares by the selling stockholders and we are not offering any shares for sale under this prospectus. See "Selling Stockholders" and "Plan of Distribution" for a description of sale of the shares by the selling stockholders.

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                           ---------------------------



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is November 21, 2001

                                TABLE OF CONTENTS



                                                                            Page



PROSPECTUS SUMMARY............................................................1

RISK FACTORS..................................................................2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................15

USE OF PROCEEDS..............................................................16

SELLING STOCKHOLDERS.........................................................16

PLAN OF DISTRIBUTION.........................................................16

LEGAL MATTERS................................................................17

EXPERTS......................................................................17

WHERE YOU CAN FIND MORE INFORMATION..........................................18

                               PROSPECTUS SUMMARY

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under the shelf process, the selling stockholders may, from time to time, sell up to 1,402,152 shares of our common stock in one or more offerings. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

         The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC's web site or at the SEC's offices referenced under the heading "Where You Can Find More Information."

                      ABOUT WELLSFORD REAL PROPERTIES, INC.

         We are a real estate merchant banking firm. We acquire, develop, finance and operate real properties and organize and invest in private and public real estate companies. We have established three strategic business units, or SBU's, within which we currently execute our business plan. Our SBU's consist of (i) the commercial property investments SBU which owns and operates commercial properties through our ownership interest in Wellsford/Whitehall Group, L.L.C., or Wellsford/Whitehall, (ii) the debt and equity investments SBU, Wellsford Capital and (iii) the property development and land operations SBU, Wellsford Development.

         Our commercial property operations currently consists solely of our interest in Wellsford/Whitehall, a joint venture we have with affiliates of The Goldman Sachs Group, Inc., or Goldman Sachs, as well as a family based in New England. We had a 35.68% interest in Wellsford/Whitehall as of September 30, 2001. The manager of the joint venture is a Goldman Sachs affiliate. At September 30, 2001, Wellsford/Whitehall owned 36 office properties totaling approximately 4,015,000 square feet, located primarily in New Jersey, Massachusetts and Maryland. Wellsford/Whitehall leases and re-leases space, performs construction for tenant improvements, expands buildings, re-develops properties and, based on general and local economic conditions and specific conditions in the real estate industry, may, from time to time, sell properties for an appropriate price. It is not expected that Wellsford/Whitehall will purchase any new assets, except in limited cases.

         The Wellsford Capital SBU makes loans directly, or through joint ventures, predominantly in real estate related senior, junior or otherwise subordinated debt instruments and also in investment grade rated other asset-backed securities. The debt instruments may be unsecured or secured by liens on real estate or other assets including, but not limited to, aircraft leases, auto loans and student and consumer loans,as well as interests in such assets or their economic benefits. These loans and investments generally have the potential for high yields or returns more characteristic of equity ownership. They may include debt that is acquired at a discount, mezzanine financing, commercial mortgage-backed securities, secured and unsecured lines of credit, distressed loans, tax exempt bonds secured by real estate and loans previously made by foreign and other financial institutions. We believe that there are opportunities to acquire real estate and other debt, especially in the low or below investment grade tranches, at significant returns as a result of inefficiencies in pricing, while utilizing both our and our joint venture partners expertise to analyze the underlying assets and thereby effectively minimizing risk. Our joint venture partners have included JP Morgan Chase, Fleet Boston Financial, Bank One, N.A., Deutsche Bank, N.A., Prudential Real Estate Investors and The Liberty Hampshire Company, L.L.C.

     At September 30, 2001, Wellsford Capital had the following investments:

     o approximately $35,398,000 of direct debt investments which bore interest at an average yield of approximately 11.30% for the nine months ended September 30, 2001 and had an average remaining term to maturity of approximately 4.6 years

     o approximately $31,233,000 in companies which were organized to invest in debt instruments, including $27,863,000 in Second Holding Company, LLC, or Second Holding, a company organized to purchase investment and non-investment grade rated real estate debt and also investment grade rated other asset-backed securities

     o approximately $6,783,000 in a real estate information and database company and another real estate-related venture

     o three commercial properties totaling approximately 218,000 square feet located in the northeastern United States which are being held for sale

     The Wellsford Development SBU engages in selective development activities as opportunities arise and when justified by expected returns which are greater than returns which could be achieved by acquiring stabilized properties. Certain development activities may be conducted in joint ventures with local developers who may bear the substantial portion of the economic risks associated with the construction, development and initial rent-up of properties. As part of our strategy, we may seek to issue tax-exempt bond financing authorized by local government authorities which generally bears interest at rates substantially below rates available from conventional financing.

     At present, our Wellsford Development activities consist solely of our interest in a five phase, 1,800 unit Class A multifamily development in Highlands Ranch, a south suburb of Denver, Colorado. At September 30, 2001, we had an 85.85% interest as the managing owner in this project and an affiliate of Equity Residential Properties Trust had the remaining 14.15% interest. Two phases containing 760 rental units are completed and operational. The third phase consists of 264 units which we are converting into condominiums, 89 units of which were sold by September 30, 2001. The 424 unit fourth phase is substantially completed and operations will be phased in starting January 1, 2002. The land for the remaining approximate 352 unit phase is being prepared for sale or possible future development.

                                  RISK FACTORS

     You should carefully consider the following risk factors as well as other information we have included in this prospectus before making an investment decision.

Our performance and value are subject to risks associated with our real estate assets and within the real estate industry

     Our financial condition, results of operations, the value of our real estate assets and consequently the value of your investment, are subject to the risk that our properties will not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, and to certain risks inherent in the real estate industry. The following factors, among others, may adversely affect our financial condition and results of operations:

     o downturns in the national, regional and local economic climate particularly in Denver, Colorado, northern New Jersey, metropolitan and suburban Boston, Massachusetts, areas outside of Baltimore, Maryland and Washington D.C., Philadelphia, Pennsylvania and Salem, New Hampshire where substantially all of our owned properties are currently located

     o competition from other office, industrial, residential and other commercial buildings

     o local real estate market conditions, such as oversupply of, or reduction in demand for, commercial office and residential buildings

     o    vacancies or inability to rent space on favorable terms

     o    ability to collect rent from tenants on a timely basis or at all

     o increased operating costs, including insurance premiums, utilities and real estate taxes

     o    increases in interest rates on financing

     o cost of complying with environmental, zoning, and other laws, natural disasters, terrorism and other occurrences that may result in uninsured or underinsured losses

     o ability to obtain appropriate insurance coverage on our properties at reasonable rates

         Significant expenditures associated with each investment, such as debt service payments, real estate taxes, insurance and renovation and maintenance costs are generally not reduced when circumstances cause a reduction in revenues from a property.

We may have difficulty locating suitable investments and sufficient capital

     Investments in real estate and debt secured by real estate is highly competitive and realizing profits on such investments involves a high degree of uncertainty. We compete for investments with many public and private real estate investment vehicles, including mortgage banks, pension funds and real estate investment trusts, or REITs, as well as individuals, some of which have more resources, more experienced personnel than we do and a lower cost of capital. In addition, our inability to make investments which satisfy our rate of return objectives or to fully invest our available capital may have an adverse effect on our business and results of operations.

     Furthermore, our business may be materially adversely affected if we cannot obtain significant amounts of equity capital and proceeds from borrowings on terms financially advantageous to us with which to make investments.

We may face risks associated with property acquisitions

     The success of our property acquisitions are subject to several investment risks associated with any real estate investment, including the risks that the acquired property may fail to perform as we expected and our estimates of the costs of repositioning or redeveloping acquired properties may be inaccurate.

     We may also acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if liability were asserted against us based upon those properties, we might have to pay substantial sums to settle it, which could materially adversely affect our business, operating results, financial condition and cash flow. Unknown liabilities with respect to properties acquired might include liabilities for clean-up of undisclosed environmental contamination and claims by tenants, vendors or other persons who dealt with the former owners of the properties.

We face risks associated with property development, construction and renovation

     We engage in the selective development of land, including the subdivision and sale of improved real estate, and the development, construction and renovation of commercial, office and residential properties. Risks associated with our development, construction and renovation activities which, if they materialize, could have a material adverse effect on our business, results of operations and financial condition include:

     o the possibility we may abandon development opportunities after expending resources to determine feasibility

     o    costs may exceed original estimates

     o occupancy rates and rents at a newly completed or renovated property may not be sufficient to make the property or the renovation profitable

     o development, construction, renovation and lease-up of properties, and, where applicable, the sale of property, may not be completed on schedule resulting in increased debt service expense and construction costs

     o inability to obtain, or costly delays in obtaining, zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could prevent completion of these activities.

     o properties under development or acquired for development usually generate little or no cash flow until completion of development and may experience operating deficits after the date of completion

     o    inability to obtain expected prices on sales

     o    inability of potential buyers to obtain financing

We may not be able to fill vacancies at the properties in which we invest

     Through our investment in Wellsford/Whitehall we own 36 commercial properties, one of which is vacant and two of which consist of land parcels that can be developed. The occupied buildings were approximately 81% leased, as of September 30, 2001. We own three other properties in Wellsford Capital which were approximately 60% leased at September 30, 2001. We have, through Wellsford Development, 896 residential units of which approximately 86% were leased at September 30, 2001. In the future, we might acquire other properties that are vacant or not fully leased. It is expected that significant costs, including those relating to leasing commissions, renovations and tenant improvements, will be incurred in connection with the leasing of these properties. We may be required to offer tenant concessions, including free rental periods. The failure to lease these properties in a timely manner and on economically favorable terms may have a material adverse effect on our business, operating results and financial condition.

Tenants may not pay rent

     Our business, results of operations and financial condition would be materially adversely affected if a significant number of tenants at our properties fail to meet their lease obligations, including the obligation, in certain cases to pay a portion of increases in our operating expenses. In the event of a default by a tenant, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment. If a tenant seeks protection under the bankruptcy laws, the lease may be terminated or rejected in which case the amount of rent we are able to collect will be substantially reduced and in some cases we may not collect any rent. In addition, it is likely we would not be able to recover any unamortized deferred costs related to such tenant. Accordingly, the bankruptcy or insolvency of one or more major tenants or a number of other tenants may materially adversely effect our business, results of operations and financial condition.

It may be difficult to buy and sell real estate related investments quickly

     Equity and debt real estate investments are relatively difficult to buy and sell quickly. Such illiquidity limits our ability to modify our portfolio in response to changes in economic conditions. Illiquidity may result from the absence of an established market for our investments as well as legal or contractual restrictions on their resale. For example, we cannot transfer our interest in Wellsford/Whitehall without the prior consent of certain Goldman Sachs affiliates.

We face potential risks with asset sales

     Wellsford/Whitehall has indicated that it would seek to dispose of its office properties if the appropriate conditions exist. There may also be other instances when we might find it necessary or appropriate to sell properties. Risks associated with the sale of properties which if they materialize may have a material adverse effect on our business, results of operations and financial condition include:

     o    lack of demand by prospective buyers

     o    inability to find qualified buyers

     o    inability of buyers to obtain satisfactory financing

     o    lower than anticipated sale prices

     o payments under financings to release property may be in excess of sales proceeds

     o    the inability to close on sales of properties under contract

     o substantial prepayment penalties on certain debt which may have to be paid in order to effectuate a sale

     o substantial tax indemnities related to the sale of certain properties acquired as part of a tax free exchange by Wellsford/Whitehall

There are risks associated with the conversion of apartments to condominiums

     We are currently, and may in the future, convert apartment units to condominium ownership. Our ability to successfully complete a condominium conversion, sell the apartments and achieve our economic goals in connection therewith is subject to various risks, which if they materialize, may have an adverse effect on our business, results of operations and financial condition including:

     o the inability to obtain approvals to rezone the property and releases from financing obligations

     o increases in costs resulting from delays in obtaining such approvals and releases

     o    increases in costs of improving the property

     o    lack of demand by prospective buyers

     o    inability of buyers to qualify for financing

     o    lower than anticipated sale prices

     o    inability to close on sales of units under contract

     o    competition from other condominiums and types of residential housing

Investing in properties that incur debt could increase our risk of loss

     Some of our real estate equity investments may incur debt, in which case a third party lender would be entitled to cash flow generated by such investments prior to us receiving a return. As a result of such borrowings, we would be subject to certain risks normally associated with debt financing which if they (or any of the risks set forth below) materialize may have a material adverse effect on our business, results of operations and financial condition, including the risk that cash flow from operations and investments will be insufficient to meet required payments of principal and interest, the risk that existing debt (which in many cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancings will not be as favorable to us and the risk that necessary capital expenditures will not be able to be financed on favorable terms or at all. While such borrowings may increase returns or the funds available for investment by us, it also will increase the risk of loss on an investment which utilizes borrowings. If we default on secured indebtedness, the lender may foreclose and we could lose our entire investment in the security for such loan. Because we may engage in portfolio financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, we could lose our interest in performing investments in the event such investments are cross-collateralized with poorly performing or nonperforming investments. In addition, recourse debt, which we may incur, may subject our other assets to risk of loss.

There are a number of related risks in our investments in various types of debt instruments

     We intend to originate and participate in debt investments and may acquire performing or nonperforming debt investments. In general, debt investments secured by real estate or other assets carry the following risks which if they materialize may have a material adverse effect on our business, results of operations and financial condition:

     o    downturns in the national, regional and local economic climate

     o borrowers may not be able to make debt service payments or pay principal when due

     o the value of any collateral may decline and may be less than the amounts owed

     o    the collateral may be mismanaged

     o borrowers may not be able to complete construction in a timely manner, or at all, or costs could be substantially in excess of the construction budget, each of which could result in a default under the construction financing

     o inability of borrowers who are constructing condominiums or apartments to achieve estimated sales prices

     o interest rates payable on the debt instruments may be lower than our cost of funds

     o failure by tenants to pay rent on real estate or other assets collateralizing debt instruments

     o the loans may be structured so that all or a substantial portion of the principal will not be paid until maturity, which increases the risk of default at that time

     o the debt may not be rated by any nationally-recognized rating agency, therefore its value is subject to more fluctuation due to economic conditions than it would be if rated; our acquisition of credit supported classes of securitizations which are unrated at the time of acquisition or which have lower ratings may increase the risk of nonpayment or of a significant delay in payments

     o if the debt is rated and the rating is downgraded, it may adversely effect the value of the debt

     o    inadequacy of insurance coverage on collateral

     o the value of our collateral may be materially adversely effected by environmental contamination

     o there may not be a readily available market in which to sell foreclosed collateral

     o insurance companies may not be able to make payments in accordance with the terms of guarantees made on outstanding debt investments

There are certain risks to making non-recourse loans and in connection with a foreclosure

     Mortgages and other loans in which we invest may not be recourse obligations of the borrower and generally they will not be insured or guaranteed by governmental agencies or otherwise. In the event of a default under such obligations, we may have to foreclose on our mortgage or other collateral or protect our investment by acquiring title to the collateral and, in the case of mortgage loans, thereafter make substantial improvements or repairs in order to maximize the collateral's investment potential. Borrowers may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against such enforcement and/or bring claims for lender liability in response to actions to enforce mortgage and other obligations. These factors and relatively high "loan-to-value" ratios and declines in the value of the collateral may prevent us from realizing an amount equal to the loan upon foreclosure. The failure to obtain full timely repayment of certain individual loans may have a material adverse effect on our business, results of operations and financial condition.

There are certain risks we incur in participating in loans

     If we participate in loans originated by and or serviced by other financing institutions, we may not have the sole authority to declare a default under the loan or to control the collateral or any foreclosure. In addition, there maybe conflicts among the ownership positions.

There are certain risks we incur in making subordinated loans

     Investments in junior secured obligations which are subordinate to liens of senior secured obligations would also involve the risks of lack of control over the collateral and any related foreclosure proceeding. In the event of a default on a senior secured obligation, we may make payments to prevent foreclosure on the lien of the senior lender without necessarily improving our position with respect to the subject collateral. In such event, we would be entitled to share in the proceeds only after satisfaction of the amounts due to the holder of the senior secured obligation.

There are risks of loss on investments in securitized debt obligations

     We may seek to invest in real estate-related debt instruments, including commercial mortgage-backed securities, and other debt securitizations secured by real estate and other assets including, but not limited to aircraft leases, auto loans, and student and consumer loans. Many of the risks of investing in securitized debt instruments secured by real estate or other assets reflect the risks of investing directly in the real estate or other assets securing the underlying mortgage loans. This may be especially true in the case of securitized debt obligations secured by, or evidencing an interest in, a single asset commercial loan or a relatively small or less diverse pool of commercial loans.

     Mortgage-backed securities and other asset-backed securities are often backed by a pool of assets representing the obligations of a number of different parties. In some cases, there may be a single borrower and there may be a single asset serving as collateral. To lessen the effect of failures by obligors on underlying assets to make payments, those securities may contain elements of credit support to seek to ensure that the receipt of payments on the underlying pool occurs in a timely fashion and to ensure ultimate payment of the obligations on at least a portion of the assets in the pool. This protection may be provided through guarantees, insurance policies or letters of credit obtained by the issuer or sponsor from third parties. The degree of credit support provided for each issue is generally based on historical information respecting the level of credit risk associated with the underlying assets. Delinquencies or losses in excess of those anticipated, as well as a default by the third party providing the credit support, could materially adversely affect the return on an investment in a security. In addition, delays or difficulties encountered in servicing securitized debt obligations may cause greater losses and, therefore, greater resort to credit support than was originally anticipated, and may cause a rating agency to downgrade a security.

     We may acquire subordinated tranches of securitized debt obligations issuances. In general, subordinated tranches of securitized debt obligations are subordinated to more senior tranches with respect to interest payments and are entitled to receive repayment of principal only after all principal payments have been made on more senior tranches. These tranches are also subordinate to more senior tranches with respect to receiving interest distributions. In addition, subordinated securitized debt obligations may have limited marketability because an active secondary market for such subordinated securities is not as well developed as the market for certain senior tranches of asset-backed securities.

Declining interest rates would reduce interest income on cash and investments

     We make loans and invest in debt. Accordingly, if interest rates decrease, the interest income we derive from any new loans or investments which have fixed or variable rates will be less than interest income previously derived when rates were higher. Additionally, if interest rates decrease, our interest income will also decrease during the term of a loan or investment that bears interest at a variable rate. Furthermore, reduced interest rates will result in a decrease in income on our cash. Therefore, a decrease in interest rates may have an adverse effect on our business, results of operations and financial condition.

     During periods of declining interest rates, prepayment of debt underlying asset-backed securities can be expected to accelerate. Accordingly, our ability to maintain the yield we anticipated from investments in asset-backed securities will be affected by reductions in the principal amount of such securities resulting from such prepayments, and our ability to reinvest the returns of principal at comparable rates is subject to general prevailing interest rates at the that time. Prepayments may also result in the realization of capital losses with respect to higher yielding securities that had been bought at a premium or the loss of opportunity to realize capital gains in the future from possible appreciation.

There are risks in making investments in loans or securitized debt obligations with non-real estate assets as collateral

     We currently have debt investments through our joint venture interest in Second Holding, and may in the future have debt investments, that are not secured by real estate but other assets, including, but not limited to, leases on aircraft, truck or car fleets, leases on equipment, consumer receivables, pools of corporate bonds and loans and sovereign debt. The risks of these other assets are subject to the same general investment risks as noted in the risk factor, "There are a number of related risks in our investments in various types of debt instruments" above, as well as other risks associated with the applicable asset category. In addition, asset-backed securities not involving real estate have certain risks resulting mainly from the fact that they do not usually contain the complete benefit of a security interest in the underlying asset or related collateral. For example, credit card receivables generally are unsecured. There are also various economic and legal factors which may affect the ability to obtain full payment of certain loans. In this regard, debtors are entitled to the protection of a number of state and Federal consumer credit laws, some of which may reduce the ability to obtain full payment. In addition, due to these factors, in the case of automobile receivables, proceeds from repossessed collateral may not always be sufficient to support payments on related asset-backed securities. Some of our securitized debt investments in non-real estate assets are not secured by the underlying asset and would be materially adversely affected by a failure of the underlying obligor to make lease payments or payments of principal and interest.

Risk of nonpayment of World Trade Center Certificates

     Through our investment in Second Holding, we purchased an aggregate of $24,825,000 in two classes of Mortgage Pass - Through Certificates, Series 2001
- WTC. The certificates were part of a bond offering which was used to finance the acquisition of the leasehold interest in Towers 1, 2, 4 and 5 of the World Trade Center in New York City. These buildings were destroyed as a result of the events which occurred on September 11, 2001. Accordingly, our investment in the certificates is subject to various risks, including the failure or delay to make scheduled payments of interest and principal, the inadequacy of insurance coverage, the inability or delay of insurers to pay claims and the effects of changes in the rating of the certificates by Standard & Poors and Fitch. The materialization of any of these risks may have an adverse effect on our business, results of operations and financial condition.

We face risks relating to our equity investments in and with third parties

     We may invest in other entities that invest in real estate and other assets, including debt instruments and equity interests. In such cases, we will be relying on the ability of management of the entity in which we are investing.

     We may also co-invest with third parties through partnerships, joint ventures or other entities. This means we will be acquiring non-controlling interests in, or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity and not be in a position to exercise sole decision-making authority. In this regard, it should be noted that we formed Wellsford/Whitehall together with the Goldman Sachs affiliates and others. Except for certain major decisions, the Goldman Sachs affiliate makes all day-to-day decisions. Additionally, we are involved in other ventures where decisions require shared approval with third parties.

     Entities in which we invest and their properties, including, Wellsford/Whitehall, will be subject to the other risks affecting the ownership and operation of real estate and other assets and investments in debt set forth in this registration statement.

     Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved. Our investments with third parties pose the following risks: the possibility that our partners or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions; that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with our business interests or goals and that such partners or co-venturers may be in a position to take action contrary to our instructions, requests, policies or objectives. There is also potential risk that decisions, such as a sale, will be deadlocked because neither we nor the partner or co-venturer has full control over the partnership or joint venture. We have agreed with Goldman Sachs that after December 31, 2003 either of us can trigger a process by which one of us would either acquire the interest of the other in Wellsford/Whitehall or acquire all of the property owned by Wellsford/Whitehall. In addition, we may in certain circumstances be liable for the actions of third- party partners or co-venturers.

     Other parties with whom we invest may also require us to agree not to engage in certain of our business activities in certain geographical areas. In this regard, our Wellsford/Whitehall arrangements may prohibit us, in certain limited circumstances, from owning office properties in the northeastern states.

Some of our investments may involve a high degree of risk

     We may make investments in real estate-related assets and businesses which have or could experience severe financial difficulties which may not be overcome. Since we may only make a limited number of investments and since many of our investments may involve a high degree of risk, poor performance by one of the investments could materially adversely affect our business, results of operations and financial condition.

We face risks associated with the repayment of debt on maturity

     We anticipate that a certain portion of our debt will be unpaid prior to maturity based on current contractual terms. Therefore, since available cash may not be sufficient to repay the debt on maturity, we are likely to need to refinance such debt as it matures through additional debt or equity sources. Our inability to refinance existing debt on satisfactory terms may have a material adverse effect on our business, results of operations and financial condition. In addition, if we cannot refinance debt on satisfactory terms, we may have to dispose of properties on disadvantageous terms to obtain funds with which to repay such debt.

Rising interest rates would increase our interest costs

     We currently have, and may incur additional indebtedness that bears interest at variable rates. Accordingly, if interest rates increase, so will our interest costs, which may have an adverse effect on our business, results of operations and financial condition.

Our loan agreements contain covenants, which contain restrictions and obligations with which we must comply and could adversely affect our financial condition

     Various credit facilities and other debt obligations may require us to comply with a number of financial and other covenants on an ongoing basis. Some of those obligations may restrict our ability to incur additional debt and engage in certain transactions and make certain types of investments and take other actions. In other cases failure to comply with covenants may limit our ability to borrow funds under a credit facility or cause a default under one or more of our then existing loans possibly causing acceleration of the unpaid principal balance.

We have no corporate limitation on the amount of debt we can incur

     Neither our organizational documents nor those of entities in which we invest contain or are likely in the future to contain, any limitation on the amount of debt incurred. We can also incur more debt than is typically incurred by REITs. Accordingly, we could incur significant amounts of debt, resulting in increases in debt service payments which could increase the risk of default on our indebtedness.

We engage in hedging transactions that could expose us to risks

     We, or our joint venture investments, may employ hedging techniques designed to protect or limit us against adverse movements in interest rates or changes to the fair value of fixed rate investments or obligations. While such transactions may reduce certain risks, such transactions themselves may entail certain other risks. Thus, while we may benefit from the use of these hedging mechanisms, unanticipated changes in interest rates, securities prices or fair values of other instruments may result in our poorer overall performance than if we had not entered into such hedging transactions.

We have limitations on available remedies

     If our borrowers default we will have contractual remedies pursuant to certain debt instruments. Such remedies will include foreclosing on the underlying real estate or other collateral or collecting rents generated from the real property. However, certain legal requirements (including the risks of lender liability) may limit our ability to effectively exercise such remedies or result in delays in realizing such efforts.

     Any right we have as a mortgage lender to convert our loan into an equity interest may be limited or prevented by certain common law or statutory prohibitions or delayed by legal proceedings.

Third-party bankruptcy risks

     Investments made in assets operating in workout modes or under Chapter 11 of the Bankruptcy Code could be subordinated or disallowed. Furthermore, distributions or payments we receive with respect to such investments could be recovered if any such distribution is found to be a fraudulent conveyance or preferential payment. Bankruptcy laws, including the automatic stay imposed upon the filing of a bankruptcy petition, may delay our ability to realize collateral for loan positions we hold. The priority of such loans may be adversely effected as a result of doctrines such as equitable subordination or may result in a restructure of the debt through principles such as the "cramdown" provisions of the bankruptcy laws. The materialization of any of these risks may materially adversely effect our business, results of operations and financial condition.

Some of our potential losses may not be covered by insurance

     There are some types of losses, such as those arising from acts of war or pollution that are generally not insured. If an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of our investment in a property. If this happens, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to that property.

     In the event that parties to whom we lend money do not maintain adequate insurance or fail to maintain required coverage, uninsured or underinsured losses may occur which may adversely affect the borrower's ability to repay our loan.

     There maybe instances where currently available insurance coverages may not be available in the future, such as insurance against acts of terrorism.

Risk of terrorist activity

     We, or companies in which we have invested, own properties or have a security interest in properties, which are located in or near major cities of the United States, including, but not limited to, Boston, Chicago,

Philadelphia and Washington, D.C. as well as suburban locations in New Jersey, Maryland, Massachusetts, New Hampshire and Colorado. Such properties or the areas in which they are located could also be subject to acts of terrorism. In addition, certain insurance companies have indicated that they may no longer continue to insure against acts of terrorism.

     Further, terrorist attacks in the United States may cause disruption in our business and operations and other attacks or acts of war may adversely affect the markets in which our common stock trades, the markets in which we operate and our profitability. We cannot assess the future effects of the terrorist attacks, the ensuing U.S. military and other responsive actions on our business at this time. The terrorist attacks and responsive actions have significantly adversely affected general economic, market and political conditions, increasing many of the risks in our business noted in this prospectus. These events may have a negative effect on our business and results of operations over time. Some of our investments are comprised of debt securities in industries we believe may be adversely affected by terrorist attacks and responsive actions. For example, the failure of an airline to make lease payments with respect to its leased aircraft as a result of the adverse impact on its business from terrorist attacks or otherwise would have a material adverse affect on our debt investments relating to aircraft leases. Currently, all aircraft underlying securitized debt transactions relating to aircraft leases in which we have invested are, to our knowledge, insured. However, renewed and new policies may not provide coverage for terrorist attacks. The cumulative effect of all these contributing factors could have a material adverse effect on our business, results of operations and financial condition.

Potential liability for environmental contamination could result in substantial costs to us on assets we own or credit losses on debt investments collateralized by real estate

     Under Federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances at our properties, regardless of our knowledge or responsibility, simply because of our current or past ownership or operation of the real estate. If certain environmental problems arise, we or a borrower may have to make substantial payments which could materially adversely affect our business, results of operations and financial condition because:

     o we, as owner/operator, as well as parties to whom we lend money, may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination

     o the law typically imposes clean-up responsibility and liability regardless of whether the owner or operator knew of or caused any contamination

     o even if more than one person may be responsible for the contamination, each person who shares legal liability under the environmental laws may be held responsible for all of the clean-up costs

     o governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs

     Environmental laws also govern the presence, maintenance and removal of asbestos. Such laws, among other things require that owners or operators of buildings containing asbestos undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. Due to the age of some of the buildings in our portfolio, components of the buildings (such as wall plaster, ceiling and floor tiles) may contain asbestos. When required, plans will be implemented in order to contain, remove or manage the asbestos.

     Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

     Costs associated with the foregoing could be substantial and in extreme cases could exceed the value of the contaminated property. The presence of hazardous or toxic substances or the failure to properly remediate contamination may materially and adversely effect our ability to borrow against, sell or rent an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination.

     Some of our properties are located in urban and industrial areas where landfill or current or historic industrial uses of the areas have caused site contamination. Independent environmental consultants have conducted Phase I environmental site assessments at all of our properties. These assessments included, at a minimum, a visual inspection of the properties and the surrounding areas, an examination of current and historical uses of the properties and the surrounding areas and a review of relevant Federal, state and historical documents. Where appropriate, on a property-by-property basis, these consultants have conducted additional testing, including sampling for asbestos, for lead or other contaminants in drinking water, for soil contamination where underground storage tanks are or were located or where other past site usages create a potential environmental problem, and for contamination in groundwater. Even though these environmental assessments have been conducted, there is still the risk that:

     o the environmental assessments and updates did not identify all potential environmental liabilities

     o a prior owner created a material environmental condition that is not known to us or the independent consultants preparing the assessments

     o new environmental liabilities have developed since the environmental assessments were conducted

     o future uses or conditions such as charges in applicable environmental laws and regulations could result in environmental liability for us

     One of the properties we acquired in 1998 as the result of the acquisition of a public company,15 and 19-23 Keewaydin Drive in Salem, New Hampshire, has ground water contamination containing volatile organic compounds, or VOCs. To date, we have been unable to determine either the source of the VOCs or if the VOCs have migrated off of our properties. Monitoring of groundwater for VOCs is being performed pursuant to a groundwater management permit issued by the New Hampshire Department of Environmental Services. In the event we determine the source of the VOCs or that they have migrated off our properties we will have to perform containment work. At this time, we are unable to ascertain the containment work costs, however, they could be substantial and may have a material adverse effect on our business, results of operations and financial condition.

We may incur costs in complying with the Americans with Disabilities Act and similar laws

     The Americans with Disabilities Act and other Federal, state and local laws generally require that public buildings, including commercial office buildings, be made accessible to disabled persons. Noncompliance could result in imposition of fines by the federal government, the award of damages to private litigants. Final regulation under the American with Disabilities Act have not yet been promulgated. If, pursuant to the Americans with Disabilities Act, we are required to make substantial alterations and capital expenditures in one or more of our properties, including the removal of access barriers, it could materially adversely affect our business, results of operations and financial condition.

     We may also incur significant costs complying with other regulations. Our properties are subject to various Federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or be subject to private damage awards. We believe that our properties are currently in material compliance with all such regulatory requirements. However, we do not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures by us. Such expenditures could materially adversely affect our business, results of operations and financial condition.

Our success depends on key personnel whose continued service is not guaranteed

     Our success depends on the efforts of Jeffrey H. Lynford, Chairman of the Board, and Edward Lowenthal, President and Chief Executive Officer. Mr. Lynford and Mr. Lowenthal have each entered into employment agreements with us having a term ending December 31, 2002. The loss of the services of both of them could have an adverse effect on our operations. In addition, our business could be negatively impacted if we are unable to retain the services of other key personnel or hire suitable replacements.

We can change current policies without stockholder approval

     Our operating and financial policies, including our policies with respect to acquisitions, growth, operations, indebtedness, capitalization and dividends, are determined by our board of directors. Although it presently does not intend to do so, the board of directors may amend or revise these policies at any time in its discretion without stockholder approval. A change in these policies could adversely affect our business, results of operations and financial condition.

Our stock is very thinly traded and subject to risk of changes in price

     As of November 20, 2001, there were 6,334,154 shares of common stock issued and outstanding. Although a trading market for the common stock exists, there can be no assurance that an active trading market for the common stock will be sustained in the future. The average daily volume of shares traded during 2001 is 12,984. In the absence of an active public trading market, an investor may be unable to liquidate his investment in us. In addition, our common stock price may be influenced by many factors, including, our economic performance, the quality and type of our investments, the depth and liquidity of the market for our common stock, investor perception of our business, our dividend policy, interest rates and general economic and market conditions. We cannot predict the prices at which our common stock will trade in the future.

Future sales of our common stock could effect their price

     Sales of a substantial number of shares of the common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock. In this regard, upon registration of the 1,402,152 shares of common stock offered hereby, the common stock may be sold in the public markets from time to time. In addition, all the shares of common stock which were issued in a private placement in June 1997 have been registered for resale and may be sold in the public markets from time to time by the holders thereof. Also, (i) 1,875,000 shares of common stock have been reserved for issuance pursuant to our 1997 Management Incentive Plan and 1998 Management Incentive Plan (1,069,562 options to purchase such shares have been granted and 257,935 restricted shares have been granted), (ii) 663,113 shares of common stock have been reserved for issuance pursuant to the Company's Rollover Stock Option Plan (options to purchase 663,113 of such shares have been granted);
(iii) approximately 1,000,000 shares of common stock have been reserved for issuance upon conversion of our currently outstanding 8.25% senior subordinated debentures; (iv) approximately 2,000,000 shares of common stock have been reserved for issuance upon conversion of our authorized but unissued series A 8% convertible redeemable preferred stock and class A-1 common stock, $.02 par value per share and when issued, these reserved or otherwise available shares and shares subject to options will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. No prediction can be made about the effect that future sales of the common stock will have on the market price of the common stock.

Our charter documents and applicable law may hinder an attempt to acquire Wellsford

     Our board of directors is divided into three classes. The terms of the second, third and first classes will expire in 2002, 2003 and 2004, respectively. Directors for each class will be chosen for a three-year term upon the expiration of their current term. Each year one class of directors will be elected by the stockholders. The staggered terms for directors may limit the stockholders' ability to change control of us even if a change of control were in the interests of stockholders.

     Our charter authorizes the board of directors to establish one or more series of preferred shares and the preferences and other terms of such series. Although the board of directors has no intention at the present time, it could issue a series of preferred shares that could impede or prevent a merger, tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interest or in which stockholders might receive a premium for their shares over the then current market price of such shares.

     Under the Maryland General Corporation Law, or MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate thereof are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, unless exempted in accordance with the MGCL, any such business combination must be approved by a two-thirds supermajority stockholder vote. Our directors have exempted from the Maryland statute any business combinations with Jeffrey H. Lynford or Edward Lowenthal or any of their affiliates or any other person acting in concert or as a group with any of such persons and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between such persons and us.

     These provisions of the MGCL and the exemptions granted may discourage a third party from making an acquisition proposal for us and may have the effect of delaying, deferring or preventing a transaction with or a change in control of us that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

We may be required to register under the Investment Company Act

     We are not registered as an investment company under the Investment Company Act of 1940. We believe that either we are not within the definition of "investment company" thereunder or, alternatively, fall under one or more of the Investment Company Act's exemptions. We intend to continue to conduct our operations in a manner that will exempt us from the registration requirements of the Investment Company Act. Therefore, the assets we may acquire or sell may be limited by the provisions of the Investment Company Act. If we were to become an "investment company" under the Investment Company Act and if we failed to qualify for an exemption thereunder, we would have to change how we conduct business. Such a change could have a material adverse affect on our business, results of operations and financial condition.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We make statements in this prospectus and documents incorporated by reference that are considered forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The words "anticipate," "believe," "may," "estimate," "expect," "intend," "would," "should," "could," "might," "project" and similar expressions, and variations of such terms, are intended to identify forward-looking statements.

     All forward-looking statements are subject to certain risks, uncertainties, assumptions, and other factors which may cause our actual results, performance or achievements to differ materially from those expressed in, or implied by such forward-looking statements. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed or implied by any such forward-looking statements. Important factors that could cause or contribute to such difference include, among others, those, that are discussed under "Risk Factors" in this prospectus.

     Forward-looking statements are not guarantees of performance. Many of the factors that determine these results are beyond our ability to control or predict. You should not place undue reliance on such forward-looking statements which speak only as to their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Therefore you should carefully consider the information set forth under the heading "Risk Factors."

                                 USE OF PROCEEDS

The shares offered hereby are being registered for the account of selling stockholders and, accordingly, we will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of shares by the selling stockholders as of November 20, 2001, and the number of shares being offered by this prospectus. The selling stockholders may offer all, some or none of their shares. Each selling stockholder will receive all of the net proceeds from the sale of its respective shares offered hereby.


                                                              Common Shares
Name of Selling Stockholder                                 Beneficially Owned
---------------------------                                 ------------------
MS Real Estate Special Situations Inc..........................   127,747
Morgan Stanley Investment Management Inc....................... 1,274,405
                                                               ___________
Total.......................................................... 1,402,152
                                                               ===========
                              PLAN OF DISTRIBUTION

     We will not receive any proceeds from the sale by the selling stockholders of the shares offered hereby. As used in this prospectus, "selling stockholders" includes the donees, transferees or others who may later hold the selling stockholders' interests. The shares may be sold from time to time to purchasers directly by any of the selling stockholders. Alternatively, any of the selling stockholders may from time to time offer the shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent. Any underwriters, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling stockholders will act independently of Wellsford in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the common stock on the American Stock Exchange or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. A distribution of the common stock by the selling stockholders may also be effected through the issuance by the selling stockholders or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

     We will pay substantially all of the expenses incident to the registration, offering and sale of the shares to the public other than (i) discounts, commissions, fees and expenses of underwriters, dealers or agents and (ii) other fees and expenses of the selling stockholders. We also have agreed to indemnify the selling stockholders and any underwriter they may utilize against certain liabilities, including liabilities under the Securities Act.

     The selling stockholders may also enter into hedging transactions. For example, the selling stockholders may:

     o enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholders to close out its short positions;

     o sell common stock short itself and redeliver such shares to close out its short positions;

     o enter into option or other types of transactions that require the selling stocholders to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

     o loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares, or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

                                  LEGAL MATTERS

     Certain legal matters will be passed upon for us by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York. The legal authorization and issuance of the common stock, as well as certain other legal matters concerning Maryland law, will be passed upon for us by Ballard Spahr Andrews & Ingersoll LLP, Baltimore, Maryland.

                                     EXPERTS

     The consolidated financial statements (including schedules incorporated by reference) of Wellsford Real Properties, Inc. at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000; and the consolidated financial statements of Wellsford/Whitehall Group, LLC and Subsidiaries at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors as set forth in their reports thereon, incorporated by reference elsewhere herein which, as to the year 2000 for Wellsford Real Properties, Inc., are based in part on the report of KPMG LLP, independent auditors, relating to the consolidated financial statements of Second Holding Company, L.L.C. and subsidiaries as of December 31, 2000 and for the year then ended. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are required to file periodic reports, proxy and information statements and other information with the SEC. You may read any materials filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. You may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet website located at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 covering the issuance of the common stock. This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement. For further information about us and the shares of common stock offered by this prospectus, you should read the registration statement and the exhibits filed with the registration statement. You may obtain copies of the registration statement and exhibits from the SEC upon payment of a fee prescribed by the SEC or examine the documents, free of charge, at the public reference facilities referred to above. A summary in this prospectus of any document filed as an exhibit to the registration statement, although materially complete, does not summarize all of the information in that document. You should read the exhibit for a more complete understanding of the document or matter involved.

     We have also filed the following documents with the SEC under the Securities Exchange Act of 1934 and they are incorporated into this document by reference:

     (1) Annual Report on Form 10-K for the year ended December 31, 2000, which contains audited consolidated balance sheets as of December 31, 2000 and 1999, and related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2000 as filed with the SEC on March 22, 2001;

     (2) Proxy Statement dated June 15, 2001, as filed with the SEC on April 25, 2001;

     (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

     (4) Current Reports on Form 8-K filed with the SEC on January 11, 2001 and June 14, 2001; and

     (5) All other reports filed by us pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 since December 31, 2000.

     Any document we file with the SEC pursuant to Sections 13(a),13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date it is filed.

     We will provide to each person to whom this prospectus is delivered and who makes a written or oral request, free of charge, a copy of any document referred to above which has been incorporated into this prospectus by reference, except exhibits to the document. Requests for these documents should be sent to Investor Relations, Wellsford Real Properties, Inc., 535 Madison Avenue, New York, NY 10022. Telephone requests for copies should be made to Investor Relations at (212) 838-3400 or via email at wrpny@wellsford.com.

     You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

     This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate after the date on the cover page.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table itemizes the expenses incurred by the Company in connection with the offering of the common stock being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.


Item                                                                  Amount

Registration Fee - Securities and Exchange Commission............  $   6,450
Legal Fees and Expenses..........................................     80,000
Accounting Fees and Expenses.....................................     17,500
Miscellaneous....................................................      3,000
                                                                   -----------
Total............................................................  $ 106,950
                                                                   ===========


Item 15. Indemnification of Directors and Officers.

     The Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company, and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner, trustee, manager or member of such corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner, trustee, manager or member of such corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and by-laws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a corporation (unless its charter provides otherwise, which the charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the Bylaws and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Item 16. Exhibits.
         --------

(a)      Exhibits:

         5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP, regarding legality of securities being registered

         23.1 Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in Exhibit 5.1)

         23.2     Consent of Ernst & Young LLP

         23.3     Consent of KPMG LLP

         24.1     Power of Attorney (included on signature page)

Item 17. Undertakings.
         ------------

The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13 (a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby further undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on November 21, 2001.

                  WELLSFORD REAL PROPERTIES, INC.

                  By: /s/ Jeffrey H. Lynford
                     -------------------------------
                           Jeffrey H. Lynford
                           Chairman of the Board



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey H. Lynford and Edward Lowenthal, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


        Signature                Title                            Date

/s/ Jeffrey H. Lynford   Chairman of the Board,              November 21, 2001
------------------------ Secretary and Director
    Jeffrey H. Lynford

/s/ Edward Lowenthal     President, Chief Executive          November 21, 2001
------------------------ Officer and Director
    Edward Lowenthal     (principal executive officer)

/s/ Rodney F. DuBois     Vice Chairman and Director          November 21, 2001
------------------------
    Rodney F. DuBois

/s/ James J. Burns       Senior Vice President, Chief        November 21, 2001
------------------------ Financial Officer
    James J. Burns

/s/ Mark P. Cantaluppi   Vice President, Chief               November 21, 2001
------------------------ Accounting Officer
    Mark P. Cantaluppi

/s/ Martin Bernstein     Director                            November 21, 2001
------------------------
    Martin Bernstein

/s/ Douglas Crocker II   Director                            November 21, 2001
------------------------
    Douglas Crocker II

/s/ Richard S. Frary     Director                            November 21, 2001
------------------------
    Richard S. Frary

                         Director
------------------------
    Meyer S. Frucher

/s/ Mark S. Germain      Director                            November 21, 2001
------------------------
    Mark S. Germain

                                  EXHIBIT INDEX



Exhibit Number             Description of Document



     5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP, regarding legality of securities being registered

     23.1 Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in
          Exhibit 5.1)

     23.2 Consent of Ernst & Young LLP

     23.3 Consent of KPMG LLP

     24.1 Power of Attorney (included on signature page)